Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CHURCHILL CAPITAL CORP IV,

AIR MERGER SUB, INC.,

and

ATIEVA, INC.

dated as of

February 22, 2021

i

EXHIBITS

Exhibit A – Form of SPAC Charter

Exhibit B – Form of SPAC Bylaws

Exhibit C – Investor Rights Agreement

Exhibit D – Sponsor Agreement

Exhibit E – Form of Plan of Merger

Exhibit F – Certificate of Merger

Exhibit G – Form of Letter of Transmittal

Exhibit H – Form of Incentive Equity Plan

Exhibit I – Form of Surviving Entity Articles of Association

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 22, 2021, by and among Churchill Capital Corp IV, a Delaware corporation (“SPAC”), Air Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of SPAC (“Merger Sub”), and Atieva, Inc., d/b/a Lucid Motors, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”). SPAC, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, SPAC is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (as amended) of the Cayman Islands (the “CICA”), the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Laws, the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger (the Company, in its capacity as the surviving entity of the Merger, is sometimes referred to as the “Surviving Entity”);

WHEREAS, for U.S. federal (and, as applicable, state and local) income tax purposes, each of the Parties intends that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and (ii) this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, (i) the holders of greater than seventy percent (70%) of the voting interests of the outstanding Company Preferred Shares, calculated on an as-converted basis, voting together as a single class and (ii) Ayar Third Investment Company, a single shareholder limited liability company incorporated under the Laws of the Kingdom of Saudi Arabia (“Ayar”), have approved by written consent this Agreement and the Transactions, including the Merger, in accordance with the Company Articles of Association, on the terms and subject to the conditions of this Agreement (such approval, the “Company Preferred Shareholders Approval”);

WHEREAS, the board of directors of the Company has established a special committee of the board of directors of the Company (such committee, the “Special Transaction Committee”) and has delegated to the Special Transaction Committee, in accordance with the Company Articles of Association, the authority to approve on behalf of the Company, amongst other things, this Agreement, the Plan of Merger and the Transactions;

WHEREAS, the Special Transaction Committee has unanimously (i) determined that it is in the best interests of the Company, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the CICA and the Plan of Merger, (ii) approved this Agreement, the Plan of Merger and the Transactions, including the Merger in accordance with the CICA, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement be authorized by the shareholders of the Company;

WHEREAS, the board of directors of SPAC has unanimously (i) determined that it is in the best interests of SPAC and the stockholders of SPAC, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the Merger in accordance with the DGCL, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the SPAC Stockholder Matters, including the Plan of Merger set forth in this Agreement, be approved and adopted by the stockholders of SPAC (the “SPAC Board Recommendation”);

WHEREAS, prior to the Effective Time and the closing of the PIPE Investment, SPAC shall (i) subject to obtaining the approval of the SPAC Stockholder Matters, amend and restate the certificate of incorporation of SPAC to be substantially in the form of Exhibit A attached hereto (the “SPAC Charter”) and (ii) amend and restate the bylaws of SPAC to be substantially in the form of Exhibit B attached hereto (the “SPAC Bylaws”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, SPAC and certain other parties as of the date hereof have entered into an Investor Rights Agreement, a copy of which is attached as Exhibit C hereto (as amended, restated, modified, supplemented or waived from time to time, the “Investor Rights Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor and SPAC have entered into the Sponsor Agreement, a copy of which is attached as Exhibit D hereto;

WHEREAS, on or prior to the date hereof, SPAC has obtained commitments from certain investors for a private placement of shares of SPAC Class A Common Stock (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, a “Subscription Agreement”), such private placement to be consummated prior to the consummation of the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Holders have entered into one or more Voting and Support Agreements (each, a “Company Voting and Support Agreement”) with SPAC pursuant to which, inter alia, such Holders have agreed to vote their respective Company Shares in favor of the Company Shareholder Approval;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

Article 1
Certain Definitions

Section 1.01.          Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“2009 Plan” means the Atieva, Inc. 2009 Share Plan duly adopted by the board of directors of the Company on December 17, 2009.

“2014 Plan” means the Atieva, Inc. 2014 Share Plan duly adopted by the board of directors of the Company on May 14, 2014.

“2021 Plan” means the Atieva, Inc. 2021 Stock Incentive Plan duly adopted by the Compensation Committee of the board of directors of the Company on January 13, 2021 and approved by the Company’s shareholders on January 21, 2021.

“Acquisition Transaction” has the meaning specified in Section 9.03.

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Sponsor be considered an Affiliate of any portfolio company of any investment fund affiliated with M. Klein & Company nor shall any portfolio company of any investment fund affiliated with M. Klein & Company be considered to be an Affiliate of Sponsor; provided, further, that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company be considered to be an Affiliate of the Company or any of the Company’s Subsidiaries.

“Agreement” has the meaning specified in the preamble hereto.

“Audited Financial Statements” has the meaning specified in Section 5.08.

“Available Closing SPAC Cash” means an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the SPAC Stockholder Redemption), plus (ii) the aggregate amount of cash that has been funded to and remains with SPAC pursuant to the Subscription Agreements as of immediately prior to the Closing.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 9.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of SPAC, filed with the Secretary of State of the State of Delaware on July 30, 2020, as amended and in effect on the date hereof.

“Certificate of Merger” has the meaning specified in Section 2.02.

“Closing” has the meaning specified in Section 4.01.

“Closing Date” has the meaning specified in Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Articles of Association” means the Company’s Memorandum and Articles of Association, as may be amended from time to time.

“Company Benefit Plan” has the meaning specified in Section 5.13.

“Company Board Recommendation” has the meaning specified in Section 7.05.

“Company Closing Statement” has the meaning specified in Section 4.03.

“Company Common Shares” means the common shares, par value $0.0001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Employee” means an employee of the Company or any of its Subsidiaries.

“Company Extraordinary General Meeting” has the meaning specified in Section 7.05.

“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Options” means all issued and outstanding options to purchase or otherwise acquire Company Common Shares (whether or not vested) held by any Person, including Company share options granted under any Company Share Plan.

“Company Preferred Shares” means the Company Series A Preferred Shares, Company Series B Preferred Shares, Company Series C Preferred Shares, Company Series D Preferred Shares and Company Series E Preferred Shares.

“Company Preferred Shareholders Approval” has the meaning specified in the Recitals hereto.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article 5 of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company RSUs” means all restricted stock unit awards with respect to Company Common Shares that are outstanding under any Company Share Plan.

“Company Series A Preferred Shares” means the Series A preferred shares, par value $0.0001 per share, of the Company.

“Company Series B Preferred Shares” means the Series B preferred shares, par value $0.0001 per share, of the Company.

“Company Series C Preferred Shares” means the Series C preferred shares, par value $0.0001 per share, of the Company.

“Company Series D Preferred Shares” means the Series D preferred shares, par value $0.0001 per share, of the Company.

“Company Series E Preferred Shares” means the Series E preferred shares, par value $0.0001 per share, of the Company.

“Company Share Plans” means the 2009 Plan, the 2014 Plan, the 2021 Plan, in each case as amended from time to time in accordance with their terms, and any other share incentive plan or similar equity-based compensation plan maintained for employees of the Company or its Subsidiaries that may be adopted from time to time.

“Company Shareholder Agreements” means (i) the Company Articles of Association; (ii) the Third Amended and Restated Voting Agreement dated as of September 21, 2020 by and between the Company and certain Holders; (iii) the Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of September 21, 2020 by and between the Company and certain Holders; and (iv) the Third Amended and Restated Investors’ Rights Agreement dated as of September 21, 2020 by and between the Company and certain Holders.

“Company Shareholder Approval” means the authorization of the Plan of Merger and the Transactions, including the Merger, by a Special Resolution in accordance with the CICA and the Company Articles of Association.

“Company Shareholder Matters” has the meaning specified in Section 7.05.

“Company Shares” means the Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Company Series C Preferred Shares, Company Series D Preferred Shares and Company Series E Preferred Shares.

“Company Solicitation Materials” means a proxy statement for the purpose of, among other things, soliciting proxies from the Company’s shareholders at the Company Extraordinary General Meeting in favor of the Company Shareholder Matters and any other documents to be mailed to the Company’s shareholders in connection with the Company Shareholder Approval.

“Company Subsidiary Securities” has the meaning specified in Section 5.07.

“Company Total Shares” means the sum of (i) the aggregate number of issued and outstanding Company Shares as of immediately prior to the Effective Time after giving effect to the conversion set forth under Section 3.01, (ii) the aggregate number of Company Shares issuable upon the exercise of all vested Company Options as of immediately prior to the Effective Time (including after giving effect to any acceleration of any unvested Company Options in connection with the consummation of the Merger), (iii) the aggregate number of Company Shares that are subject to vested Company RSUs, if any, as of immediately prior to the Effective Time and (iv) the aggregate number of Company Shares issuable upon the exercise of all outstanding Company Warrants as of immediately prior to the Effective Time.

“Company Transaction Expenses” means all accrued fees, costs and expenses of the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries, whether paid or unpaid prior to the Closing.

“Company Voting and Support Agreement” has the meaning specified in the Recitals hereto.

“Company Warrant” means a warrant entitling the holder to purchase Common Shares.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders and all material amendments, written modifications and written supplements thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“D&O Tail” has the meaning specified in Section 8.02(b).

“DGCL” has the meaning specified in the Recitals hereto.

“Dissenting Shares” has the meaning specified in Section 3.04.

“Dissenting Shareholders” has the meaning specified in Section 3.04.

“Effective Time” has the meaning specified in Section 2.02.

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or human health and safety (with respect to exposure to Hazardous Materials), or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect as of the date hereof.

“Equity Value” means the sum of (a) $11,750,000,000.00 plus (b) Net Cash.

“ERISA” has the meaning specified in Section 5.13.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.05(a).

“Exchange Pool” has the meaning specified in Section 3.05(a).

“Exchange Ratio” means the quotient, rounded to the nearest thousandth (0.001), obtained by dividing (i) the Per Share Equity Value by (ii) ten dollars ($10.00).

“Excluded Share” has the meaning specified in Section 3.02(d).

“Extended Termination Date” has the meaning specified in Section 11.01(b).

“Financial Statements” has the meaning specified in Section 5.08.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Government Closure” has the meaning specified in Section 7.03.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“Holders” means all Persons who hold one or more Company Shares as of immediately prior to the Effective Time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 8.11.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) obligations of such Person for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business), (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP, (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (viii) all obligations of the type referred to in clauses (i) - (vii) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

“Indemnitee Affiliate” has the meaning specified in Section 8.02(c).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights (including with respect to technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (i) patents and patent applications (collectively, “Patents”), (ii) trademarks, service marks, trade names, trade dress, and other indicia of commercial source or origin and general intangibles of a like nature, and all goodwill associated with any of the foregoing (collectively, “Trademarks”), (iii) copyrights and copyrightable works, works of authorship, moral rights, database and design rights, data collections, (iv) internet domain names and social media accounts, (v) trade secrets, confidential or proprietary information, and other non-public or proprietary information, including inventions, invention disclosures, inventor’s notes, designs, plans, specifications, unpatented blueprints, drawings, discoveries and improvements, know-how, manufacturing and production processes and techniques, research and development information, market know-how, customer lists, and proprietary data (collectively, “Trade Secrets”), (vi) such rights in proprietary Software and Technology, and (vii) all registrations and applications to register (including any reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations thereof) any of the foregoing (i)–(vi).

“Intended Tax Treatment” has the meaning specified in Section 9.04(b).

“Interim Financial Statements” has the meaning specified in Section 5.08(a).

“Interim Period” has the meaning specified in Section 7.01.

“Investor Rights Agreement” has the meaning set forth in the Recitals hereto.

“IT Systems” means all computer systems, servers, networks, databases, websites, computer hardware and equipment used to process, store, maintain and operate data, information and functions that are owned, licensed or leased by a Person, including any Software embedded or installed thereon.

“JOBS Act” has the meaning specified in Section 8.12.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by the Company or its Subsidiaries, the Lease of which may not be terminated at will, or by giving notice of 90 days or less, without cost or penalty.

“Leases” has the meaning specified in Section 5.19.

“Letter of Transmittal” means the letter of transmittal in substantially the form attached as Exhibit G hereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Malware” has the meaning specified in Section 5.20(d).

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of SPAC (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect) and (i) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s or any of its Subsidiaries’ compliance therewith; provided that, in the case of clauses (a), (b), (d), (f) and (g), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other competitors or comparable entities operating in the industries or markets in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning specified in Section 5.12(a).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Consideration” means the number of shares of SPAC Class A Common Stock issuable to holders of Company Shares in the Merger pursuant to Article 3.

“Merger Sub” has the meaning specified in the preamble hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 5.08(a).

“Multiemployer Plan” has the meaning specified in Section 5.13(d).

“Net Cash” means (a) all cash and cash equivalents (including marketable securities, bank deposits, checks received but not cleared, and deposits in transit but excluding checks written but not cleared and outgoing payments in transit) of the Company and its Subsidiaries less (b) all indebtedness for borrowed money of the Company and its Subsidiaries, in each case as of 12:00 a.m. Pacific Time on the date that is two (2) Business Days prior to the Closing Date; provided that Net Cash shall not be less than $0.

“NYSE” means the New York Stock Exchange.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries.

“Owned Real Property” means all real property owned by the Company or its Subsidiaries.

“Party” has the meaning specified in the preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Equity Value” means the quotient, rounded to the nearest cent ($0.01), obtained by dividing (i) the sum of (A) the Equity Value plus (B) the aggregate exercise price of all vested Company Options as of immediately prior to the Effective Time (including after giving effect to any acceleration of any unvested Company Options in connection with the consummation of the Merger) plus (C) the aggregate exercise price of all outstanding Company Warrants as of immediately prior to the Effective Time by (ii) the Company Total Shares.

“Per Share Merger Consideration” means, with respect to any Company Share that is issued and outstanding immediately prior to the Effective Time after giving effect to the surrender and exchange of such Company Shares set forth under Section 3.01, a number of shares of SPAC Class A Common Stock equal to the Exchange Ratio.

“Permits” has the meaning specified in Section 5.11.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) Liens that (A) were not incurred in connection with indebtedness for borrowed money and (B) are not material to the Company and its Subsidiaries, taken as a whole, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) Liens securing any Indebtedness of the Company and its Subsidiaries and (viii) Liens described on Schedule 1.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, or by the Company or any of its Subsidiaries in any of their respective privacy policies, notices or contracts, all information that identifies or could be used to identify an individual person.

“Personnel IP Agreements” has the meaning specified in Section 5.20(c).

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in Section 6.13.

“PIPE Investor” means an investor party to a Subscription Agreement.

“Plan of Merger” has the meaning specified in Section 2.02.

“Policies” has the meaning specified in Section 5.16.

“Privacy Laws” means any and all applicable Laws and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including, but not limited to, the California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), EU General Data Protection Regulation (GDPR), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, Telephone Consumer Protection Act (TCPA), and any and all applicable Laws relating to (i) breach notification in connection with Personal Information, (ii) the use of biometric identifiers, and (iii) the internet of things.

“Proxy Clearance Date” has the meaning specified in Section 9.02(a).

“Proxy Statement” has the meaning specified in Section 9.02(a).

“Real Property” means the Leased Real Property and Owned Real Property.

“Registered Intellectual Property” has the meaning specified in Section 5.20(a).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form determined by the Parties, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by SPAC under the Securities Act with respect to SPAC Common Stock to be issued in connection with the transactions contemplated by this Agreement.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Schedules” means the disclosure schedules of the Company and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 6.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“SPAC” has the meaning specified in the preamble hereto.

“SPAC Board Recommendation” has the meaning specified in the Recitals hereto.

“SPAC Bylaws” has the meaning specified in the Recitals hereto.

“SPAC Charter” has the meaning specified in the Recitals hereto.

“SPAC Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of SPAC.

“SPAC Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of SPAC.

“SPAC Closing Statement” has the meaning specified in Section 4.02.

“SPAC Common Stock” means the SPAC Class A Common Stock and the SPAC Class B Common Stock.

“SPAC Cure Period” has the meaning specified in Section 11.01(c).

“SPAC Organizational Documents” means the Certificate of Incorporation and SPAC’s bylaws, as amended and in effect on the date hereof.

“SPAC Parties” means SPAC and Merger Sub.

“SPAC Party Representations” means the representations and warranties of SPAC and Merger Sub expressly and specifically set forth in Article 6 of this Agreement, as qualified by the Schedules.

“SPAC Preferred Stock” means the preferred stock, par value $0.0001 per share, of SPAC.

“SPAC Stockholder Matters” has the meaning specified in Section 9.02(a).

“SPAC Stockholder Redemption” has the meaning specified in Section 9.02(a).

“SPAC Stockholders” means the holders of shares of SPAC Common Stock.

“SPAC Transaction Expenses” means all fees, costs and expenses of SPAC incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including any (i) deferred underwriting fees, (ii) fees, costs and expenses relating to the D&O Tail and (iii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of SPAC, whether paid or unpaid prior to the Closing. For the avoidance of doubt, the Stockholder Action Expenses and up to $1,500,000 of Sponsor’s working capital loan to SPAC shall expressly be excluded and shall not be deemed SPAC Transaction Expenses.

“SPAC Warrant” means a warrant entitling the holder to purchase one share of SPAC Class A Common Stock per warrant. “Special Meeting” has the meaning specified in Section 9.02(e).

“Special Resolution” has the meaning ascribed to such term in the Company Articles of Association.

“Special Transaction Committee” has the meaning specified in the Recitals hereto.

“Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Sponsor” means each of Churchill Sponsor IV LLC, Michael Klein, Glenn August, Bill Bynum, Bonnie Jonas, Mark Klein, Malcolm S. McDermid, Karen Mills and Lee Jay Taragin.

“Sponsor Agreement” means that certain Amended and Restated Letter Agreement, dated as of the date hereof, by and among the Sponsor and SPAC, as amended, restated, modified or supplemented from time to time.

“Stock Exchange” means the NYSE or such other stock exchange as the Company and SPAC may mutually agree prior to the Closing.

“Stockholder Action” has the meaning specified in Section 9.07.

“Stockholder Action Expenses” has the meaning specified in Section 9.07.

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company, exempted company, partnership or such other entity), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Entity” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” means (i) any and all federal, state, provincial, territorial, local, non-U.S. and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charges of any kind whatsoever (whether payable directly or by withholding), in each case that is imposed by a Governmental Authority, (ii) any interest, penalties, addition to tax or additional amounts relating to any items in clause (i) or this clause (ii), and (iii) any liability for any items described in clauses (i) and (ii) of this definition payable by reason of contract, assumption, transferee or successor liability, operation of applicable Law, or Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Technology” means, collectively, all Software, information, formulae, algorithms, procedures, methods, techniques, research and development, technical data, programs, subroutines, tools, materials, processes, apparatus, creations, and other similar materials, and all recordings, graphs, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or related to, or are used in connection with the foregoing.

“Terminating SPAC Breach” has the meaning specified in Section 11.01(c).

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Termination Date” has the meaning specified in Section 11.01(b).

“Transaction Agreements” shall mean this Agreement, the Investor Rights Agreement, the Sponsor Agreement, the Subscription Agreements, the Company Voting and Support Agreements, the SPAC Charter, the SPAC Bylaws and all of the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Agreements, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.06(a).

“Trust Agreement” has the meaning specified in Section 6.06(a).

“Trustee” has the meaning specified in Section 6.06(a).

“Warrant Agreement” means that certain Warrant Agreement, dated as of July 29, 2020, between SPAC and Continental Stock Transfer & Trust Company, a New York corporation.

Section 1.02.          Construction. (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)             When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).

(c)             Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d)             Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e)             The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)             All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)             The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on the day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.03.          Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Peter Rawlinson, Jonathan Butler and Michael Smuts and, in the case of the SPAC Parties, Michael Klein and Lee Jay Taragin.

Section 1.04.          Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Company Shares or shares of SPAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock or share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by SPAC with respect to its covenant not to issue shares of SPAC Common Stock or rights to acquire SPAC Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Shares or shares of SPAC Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Shares or the holders of SPAC Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit SPAC, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Article 2
The Merger

Section 2.01.          The Merger. (a) At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the CICA and the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Entity after the Merger and as a direct, wholly owned subsidiary of SPAC (provided that references to the Company for periods after the Effective Time shall include the Surviving Entity).

Section 2.02.          Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by executing a plan of merger in substantially the form of Exhibit E attached hereto (the “Plan of Merger”) and a certificate of merger in substantially the form of Exhibit F attached hereto (the “Certificate of Merger”), and filing such Plan of Merger and other documents required under the CICA with the Registrar of Companies of the Cayman Islands in accordance with the applicable provisions of the CICA and filing such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provision of the DGCL (the time of such filings, or such later time as may be agreed in writing by the Company and SPAC and specified in the Plan of Merger, being the “Effective Time”).

Section 2.03.          Effect of the Merger. (a) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the CICA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

Section 2.04.          Governing Documents. Subject to Section 8.02, at the Effective Time, the memorandum and articles of association of the Surviving Entity shall be amended in its entirety to be substantially in the form of Exhibit I attached hereto (the “Surviving Entity Articles of Association”).

Section 2.05.          Directors and Officers of the Surviving Entity. Prior to the Effective Time, each of SPAC and Merger Sub shall cause the individuals identified in writing by the Company prior to the Closing to be designated or appointed as the directors and officers of Merger Sub, as applicable, effective as of immediately prior to the Effective Time. Immediately after the Effective Time, the board of directors and officers of the Surviving Entity shall be the board of directors and officers of Merger Sub immediately prior to the Effective Time.

Section 2.06.          Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the applicable directors, officers, members and managers of the Company and Merger Sub (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article 3
Merger Consideration; Conversion of Securities

Section 3.01.          Conversion of Company Preferred Shares. The Company shall take all actions necessary or appropriate so that, immediately prior to the Closing, all of the Company Preferred Shares shall be converted into Company Common Shares in accordance with the terms of the Company Articles of Association. All of the Company Preferred Shares converted into Company Common Shares shall no longer be outstanding, and each holder of Company Preferred Shares shall thereafter cease to have any rights with respect to such Company Preferred Shares.

Section 3.02.          Effect of Merger on Company Shares. On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party, any holder of Company Shares or the holders of any securities of SPAC, the following shall occur:

(a)             Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be automatically surrendered and exchanged for the right to receive the Per Share Merger Consideration, in each case in accordance with the terms of this Agreement.

(b)             From and after the Effective Time, all outstanding Company Common Shares (other than Excluded Shares and Dissenting Shares) shall automatically be surrendered and shall cease to exist, and such Person that, immediately prior to the Effective Time, was registered as a holder of the Company Common Shares (other than Excluded Shares and Dissenting Shares) in the register of members of the Company shall thereafter cease to be a member of the Company and only have the right to receive the Per Share Merger Consideration as set forth in Section 3.02(a). At the Effective Time, the share transfer books of the Company shall be closed, and no transfer of the Company Common Shares shall be made thereafter.

(c)             Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable common share, par value US $1.00 per share, of the Surviving Entity, which shall constitute the only outstanding shares of the Surviving Entity. From and after the Effective Time, all certificates and book-entry notations representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of common shares of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.

(d)             Each Company Share held in the Company’s treasury or owned by SPAC, Merger Sub or the Company immediately prior to the Effective Time (each, an “Excluded Share”) shall automatically be cancelled and surrendered (as applicable) and no consideration shall be paid or payable with respect thereto.

Section 3.03.          Treatment of Company Equity Awards and Warrants.

(a)             Company Options. At the Effective Time, by virtue of the Merger and without any further action on the part of any Party, the Company Share Plans shall be assumed by the SPAC. At the Effective Time, each Company Option, whether vested or unvested, shall, by virtue of the Merger and without any further action on the part of any Party or the holder thereof, be assumed by SPAC and become, as of the Effective Time, an option (an “Assumed Option”) to purchase, on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to each such Company Option immediately prior to the Effective Time, shares of SPAC Class A Common Stock, except that (A) the number of shares of SPAC Class A Common Stock subject to such Assumed Option shall equal the product of (x) the number of Company Common Shares that were subject to such Company Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share, and (B) the per-share exercise price shall equal the quotient of (1) the exercise price per Company Common Share at which such Company Option was exercisable immediately prior to the Effective Time, divided by (2) the Exchange Ratio, rounded up to the nearest whole cent; provided that each Company Option (A) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (B) shall be adjusted in a manner that complies with Section 409A of the Code.

(b)             Company RSUs. At the Effective Time, each Company RSU shall, by virtue of the Merger and without further action on the part of any Party or the holder thereof, be assumed by SPAC and become, as of the Effective Time, a restricted stock unit award with respect to shares of SPAC Class A Common Stock (each, an “Assumed RSU”) on the same terms and conditions (including applicable vesting provisions) as applied to each such Company RSU immediately prior to the Effective Time, except that the number of shares of SPAC Class A Common Stock subject to such Assumed RSU Award shall equal the product of (x) the number of Company Common Shares that were subject to such Company RSU immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share. Except as provided in this Section 3.03(b), each Assumed RSU shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU immediately prior to the Effective Time.

(c)             Company Warrants. At the Effective Time, each Company Warrant that is issued and outstanding immediately prior to the Effective Time and not exercised or terminated pursuant to its terms at or immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder thereof, shall be converted into a warrant (an “Assumed Warrant”) to acquire shares of SPAC Class A Common Stock in accordance with this Section 3.03(c). Each such Assumed Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to each such Company Warrant immediately prior to the Effective Time, except that (A) the number of shares of SPAC Class A Common Stock subject to such Assumed Warrant shall equal the product of (x) the number of Company Common Shares that were subject to such Company Warrant immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share, and (B) the per-share exercise price shall equal the quotient of (1) the exercise price per Company Common Share at which such Company Warrant was exercisable immediately prior to the Effective Time, divided by (2) the Exchange Ratio, rounded up to the nearest whole cent. As of the Effective Time, all Company Warrants shall no longer be outstanding and each holder of Assumed Warrants shall cease to have any rights with respect to such Company Warrant, except as set forth in this Section 3.03(c).

Section 3.04.          Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, and to the extent available under the CICA, Company Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and perfected and not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the CICA (collectively, the “Dissenting Shares”; holders of Dissenting Shares being referred to as “Dissenting Shareholders”) shall not be not be entitled to receive the Per Share Merger Consideration as provided in Section 3.02(a), but instead at the Effective Time the holders of Dissenting Shares shall be entitled to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 238 of the CICA and such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under Section 238 of the CICA, then the right of such holder to be paid the fair value of such holder’s Company Shares under Section 238 of the CICA shall cease and such Company Shares shall be deemed to have been surrendered and exchanged at the Effective Time for the right to receive the Per Share Merger Consideration as provided in Section 3.02(a) without interest or any other payments. The Company shall serve prompt notice to SPAC of any notices of objection, notices of dissent or demands for fair value under Section 238 of the CICA of any of the Company Shares, attempted withdrawals of such notices or demands and any other instruments served pursuant to the CICA and received by the Company, and SPAC shall have the right to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise required under the CICA, make any payment with respect to, or settle or offer to settle, any such notices or demands, or agree to do or commit to do any of the foregoing. In the event that any written notices of objection to the Merger are served by any Holder pursuant to Section 238(2) and in accordance with Section 238(3) of the CICA, the Company shall serve written notice of the authorization of the Merger on such Holders pursuant to Section 238(4) of the CICA within twenty (20) days of the authorization of the Plan of Merger contemplated hereby by the Company Shareholder Approval.

Section 3.05.          Exchange Pool; Letter of Transmittal.

(a)             Immediately prior to or at the Effective Time, SPAC shall deposit, or cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) evidence in book-entry form of shares of SPAC Class A Common Stock representing the number of shares of SPAC Class A Common Stock sufficient to deliver the Merger Consideration (the “Exchange Pool”).

(b)             Within ten Business Days following the initial filing of the Registration Statement, the Company or the Exchange Agent shall mail or otherwise deliver to each Holder a Letter of Transmittal, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Company Shares shall pass, only upon delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent but in no event prior to the Effective Time. The Exchange Agent shall not issue to any Holder the portion of the Merger Consideration to which such Holder is entitled unless such Holder has delivered a completed and duly executed Letter of Transmittal to the Exchange Agent. With respect to any Holder that has not delivered a completed and duly executed Letter of Transmittal to the Exchange Agent at or prior to the Effective Time, upon delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent after the Effective Time, the Exchange Agent shall issue such portion of the Merger Consideration to which such Holder is entitled pursuant to Section 3.02. With respect to any Holder of Company Shares that delivers a completed and duly executed Letter of Transmittal to the Exchange Agent at or prior to the Effective Time, SPAC shall instruct the Exchange Agent to issue to such Holder the portion of the Merger Consideration to which such Holder is entitled pursuant to Section 3.02 at or promptly after the Closing.

(c)             Notwithstanding anything to the contrary contained herein, no fraction of a share of SPAC Class A Common Stock will be issued by virtue of this Agreement or the transactions contemplated hereby, and each Holder who would otherwise be entitled to a fraction of a share of SPAC Class A Common Stock (after aggregating all shares of SPAC Class A Common Stock to which such Holder otherwise would be entitled) shall instead have the number of shares of SPAC Class A Common Stock issued to such Holder rounded up or down to the nearest whole share of SPAC Class A Common Stock (with 0.5 of a share or greater rounded up), as applicable.

(d)             Promptly following the earlier of (i) the date on which the entire Exchange Pool has been disbursed and (ii) the date which is six (6) months after the Effective Time, SPAC shall instruct the Exchange Agent to deliver to SPAC any remaining portion of the Exchange Pool, Letters of Transmittal and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Holder may look only to SPAC (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of such Holder’s claim for Merger Consideration that such Holder may have the right to receive pursuant to Section 3.02 without any interest thereon.

(e)             None of the Company, SPAC, the Surviving Entity or the Exchange Agent shall be liable to any Person for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration that remains undistributed to the Holders as of immediately prior to the date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.06.          Withholding Rights. Notwithstanding anything in this Agreement to the contrary, SPAC, Merger Sub, the Company, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if SPAC, Merger Sub, any of their respective Affiliates, or any party acting on their behalf determines that any payment hereunder is subject to deduction and/or withholding, then SPAC shall (a) provide written notice to the Company as soon as reasonably practicable after such determination and (b) consult and cooperate with the Company in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

Section 3.07.          Agreement of Fair Value. SPAC, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents not less than the fair value of the Company Shares for the purposes of section 238(8) of the CICA.

Article 4
Closing; Closing Statement

Section 4.01.          Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 10 (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02.          SPAC Closing Statement. At least two (2) Business Days prior to the Special Meeting and in any event not earlier than the time that holders of SPAC Class A Common Stock may no longer elect redemption in accordance with the SPAC Stockholder Redemption, SPAC shall prepare and deliver to the Company a statement (the “SPAC Closing Statement”) setting forth in good faith: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the SPAC Stockholder Redemption) and the PIPE Investment proceeds received and to be received by SPAC prior to the Closing; (b) the aggregate amount of all payments required to be made in connection with the SPAC Stockholder Redemption; (c) the Available Closing SPAC Cash resulting therefrom; (d) the number of shares of SPAC Class A Common Stock to be outstanding as of the Closing after giving effect to the SPAC Stockholder Redemption and the issuance of shares of SPAC Class A Common Stock pursuant to the Subscription Agreements; and (e) the number of shares of SPAC Class A Common Stock that may be issued upon the exercise of all SPAC Warrants issued and outstanding as of the Closing and the exercise prices therefor, in each case, including reasonable supporting detail therefor. The SPAC Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the SPAC Closing Statement until the Closing, SPAC shall (x) cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within SPAC’s or its Representatives’ possession or control in connection with the Company’s review of the SPAC Closing Statement and (y) consider in good faith any comments to the SPAC Closing Statement provided by the Company, which comments the Company shall deliver to SPAC no less than two (2) Business Days prior to the Closing Date, and SPAC shall revise such SPAC Closing Statement to incorporate any changes SPAC determines are necessary or appropriate given such comments.

Section 4.03.          Company Closing Statement. At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to SPAC a statement (the “Company Closing Statement”) setting forth in good faith as of the Closing Date: (a) the aggregate number of Company Common Shares issued and outstanding; (b) the aggregate number of Company Preferred Shares (by series) issued and outstanding (in the case of (a) and (b), prior to giving effect to the conversion of Company Preferred Shares set forth under Section 3.01); (c) the aggregate number of Company Common Shares to be outstanding after giving effect to the conversion of Preferred Shares set forth under Section 3.01; (d) the aggregate number of vested Company RSUs issued and outstanding; (e) the aggregate number of Company Common Shares underlying vested Company Options issued and outstanding and the exercise prices therefor; (f) the aggregate number of Company Common Shares (on an as-converted basis) underlying Company Warrants issued and outstanding and the exercise prices therefor; (g) the Company’s calculation of Net Cash; (h) the Company’s calculation of the Per Share Equity Value; and (i) the Company’s calculation of the Exchange Ratio, in each case, including reasonable supporting detail therefor. From and after delivery of the Company Closing Statement until the Closing, the Company shall (x) cooperate with and provide SPAC and its Representatives all information reasonably requested by SPAC or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with SPAC’s review of the Company Closing Statement and (y) consider in good faith any comments to the Company Closing Statement provided by SPAC, which comments SPAC shall deliver to the Company no less than two (2) Business Days prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company determines are necessary or appropriate given such comments.

Article 5

Representations and Warranties of the Company

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to SPAC as follows:

Section 5.01.          Corporate Organization of the Company. The Company has been duly incorporated, is validly existing as an exempted company and is in good standing under the Laws of the Cayman Islands and has the requisite power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except as would not be material to the Company. The Company Articles of Association, as in effect on the date hereof, previously made available by the Company to SPAC (a) is true, correct and complete, (b) is in full force and effect, and (c) have not been amended. The Company has the requisite power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of any of the provisions of the Company Articles of Association.

Section 5.02.          Subsidiaries. The Subsidiaries of the Company as of the date of this Agreement are set forth on Schedule 5.02. The Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The respective jurisdiction of incorporation or organization of each Subsidiaries is identified on Schedule 5.02.

Section 5.03.          Due Authorization. The Company has the requisite power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Plan of Merger and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Special Transaction Committee and by the Company Preferred Shareholders Approval. The affirmative vote of the Holders that are party to the Company Voting and Support Agreement who have agreed to vote in favor of the approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, is sufficient to duly obtain the Company Shareholder Approval at the Company Extraordinary General Meeting in accordance with the CICA and the Company Articles of Association. Other than the Company Shareholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 5.04.          No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and upon receipt of the Company Shareholder Approval, the execution, delivery and performance of this Agreement and each Transaction Agreement to which it is party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Company Articles of Association or other organizational documents of the Company, (b) violate any provision of, or result in the breach of or default by the Company under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract, including to any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to the terms, conditions or provisions of any such Material Contract, (d) result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries other than Permitted Liens, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien other than Permitted Liens or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case, for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05.          Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the SPAC Parties contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) the filing of the Plan of Merger in accordance with the CICA, (c) the filing of the Certificate of Merger in accordance with the DGCL, (d) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof and (e) as otherwise disclosed on Schedule 5.05.

Section 5.06.          Current Capitalization. (a) As of the date hereof, the authorized share capital of the Company consists of: (i) 498,017,734 Company Common Shares; and (ii) 437,182,072 Company Preferred Shares, of which (A) 12,120,000 shares are designated as Company Series A Preferred Shares; (B) 8,000,000 shares are designated as Company Series B Preferred Shares; (C) 22,532,244 shares are designated as Company Series C Preferred Shares; (D) 204,733,847 shares are designated as Company Series D Preferred Shares; and (E) 189,795,981 shares are designated as Company Series E Preferred Shares.

(b)             As of one (1) Business Day prior to the date hereof, there were: (i) 12,720,794 Company Common Shares issued and outstanding; (ii) 12,120,000 Company Series A Preferred Shares issued and outstanding; (iii) 8,000,000 Company Series B Preferred Shares issued and outstanding; (iv) 22,532,244 Company Series C Preferred Shares issued and outstanding; (v) 204,148,825 Company Series D Preferred Shares issued and outstanding; and (vi) 113,877,589 Company Series E Preferred Shares issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(c)             As of one (1) Business Day prior to the date hereof, there were outstanding (i) Company Options to purchase an aggregate of 27,651,666 Company Common Shares (of which options to purchase an aggregate of 14,622,907 Company Common Shares were vested and exercisable and 17,934,891 were incentive stock options), (ii) Company RSUs with respect to an aggregate of zero (0) Company Common Shares and (iii) 3,261,955 additional Company Common Shares were reserved for issuance pursuant to the Company Share Plans.

(d)             Schedule 5.06(d) sets forth a complete and correct list of each Company Warrant.

(e)             As of the date hereof, other than the (w) Company Options, (x) Company RSUs, (y) Company Preferred Shares and (z) Company Warrants, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Common Shares or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock or share appreciation rights, phantom stock or share ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s shareholders may vote. Other than the Company Shareholder Agreements and the Company Voting and Support Agreements, the Company is not party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to its equity interests.

Section 5.07.          Capitalization of Subsidiaries. The issued share capital, stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All of the ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. As of the date hereof, there are (a) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for the equity interests of any Subsidiary of the Company, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue or sell any shares, stock, or other equity interests in or debt securities of, any Subsidiary of the Company and (b) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any Subsidiary of the Company (the items in clauses (a) and (b), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). As of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of any Subsidiary of the Company. Other than the Company Shareholder Agreements and the Company Voting and Support Agreements, the Company and its Subsidiaries are not party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to the equity interests of any Subsidiary of the Company. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No treasury shares are held by any Subsidiary of the Company.

Section 5.08.          Financial Statements. (a) Attached as Schedule 5.08 hereto are true, correct, accurate and complete copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2019 and December 31, 2018, and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”), and (ii) the unaudited consolidated condensed balance sheet of the Company and its Subsidiaries as at December 31, 2020 and the related unaudited consolidated condensed statements of operations and cash flows for the year ended December 31, 2020 (such December 31, 2020 balance sheet of the Company and its Subsidiaries, the “Most Recent Balance Sheet”) (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b)             The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects throughout the periods covered thereby (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments, in each case, the impact of which is not material).

Section 5.09.          Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since December 31, 2020 in the ordinary course of business of the Company and its Subsidiaries, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including transaction expenses, (d) disclosed in the Schedules or (e) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10.          Litigation and Proceedings. There are no pending or, to the knowledge of the Company, threatened in writing Actions against the Company or any of its Subsidiaries or any of their properties, rights or assets that constitutes a Material Adverse Effect. There is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties, rights or assets that constitutes a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement.

Section 5.11.          Compliance with Laws. Except (a) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21) and compliance with Tax Laws (which are the subject of Section 5.15), and (b) where the failure to be, or to have been, in compliance with such Laws would not constitute a Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2019 have been, in material compliance with all applicable Laws and Governmental Orders. From January 1, 2019, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of any material violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), and to the knowledge of the Company, no charge, claim, assertion or Action of any material violation of any Law, Governmental Order or material Permit by the Company or any of its Subsidiaries is currently threatened against the Company or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business). To the knowledge of the Company, as of the date hereof (i) no material investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened, and (ii) no such investigations have been conducted by any Governmental Authority since January 1, 2019, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole.

Section 5.12.          Contracts; No Defaults. (a) Schedule 5.12(a) contains a true and complete listing of all Contracts (other than purchase orders) described in the subclauses of this Section 5.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (together with all material amendments, waivers or other changes thereto) other than Company Benefit Plans (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to SPAC or its agents or Representatives.

(i)            Each Contract that the Company reasonably anticipates will involve aggregate payments or consideration furnished (x) by the Company or by any of its Subsidiaries of more than $2,500,000 or (y) to the Company or to any of its Subsidiaries of more than $2,500,000, in each case, in the calendar year ended December 31, 2020;

(ii)           Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries since January 1, 2019, in each case, involving payments in excess of $2,000,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iii)          Each Contract with outstanding obligations that provides for the sale or purchase of personal property, fixed assets or real property and involves aggregate payments in excess of $1,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(iv)          Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (other than Contracts between Subsidiaries of the Company) that is material to the business of the Company and its Subsidiaries taken as a whole;

(v)           Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $2,500,000 in the aggregate;

(vi)          Each Contract expressly prohibiting or restricting in any respect the ability of the Company or its Subsidiaries to engage in any business, to operate in any geographical area or to compete with any Person (other than Contracts with providers or other entities limiting the Company’s or any of its Subsidiary’s ability to engage providers in the same geographic area, none of which are material to the Company and its Subsidiaries, taken as a whole);

(vii)         Each license or other agreement with respect to any item of Intellectual Property, but excluding (x) non-exclusive licenses granted by or to customers, suppliers and vendors in the ordinary course of business and (y) licenses in respect of click-wrap, shrink-wrap and commercially available “off-the-shelf software” that are generally commercially available, other than, with respect to clause (y), licenses which are material to the business of the Company and its Subsidiaries;

(viii)        Each Contract providing for the discovery, creation, development or reduction to practice by a third party of any material Owned Intellectual Property (other than Personnel IP Agreements);

(ix)           Each employee collective bargaining Contract;

(x)            Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any of its Subsidiaries in excess of $500,000;

(xi)           Each Contract that is a currency or interest hedging arrangement;

(xii)          Each material Contract that provides for any most favored nation provision or equivalent preferential terms, exclusivity or similar obligations to which the Company or any of its Subsidiaries is subject;

(xiii)         Each Lease of real property providing for annual payments of $500,000 or more in a 12-month period; and

(xiv)         Any commitment to enter into agreement of the type described in the subclauses of this Section 5.12(a).

(b)             Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, all of the Contracts listed pursuant to Section 5.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, except as would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole, (w) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) neither the Company nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract, (y) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to the Company or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or, to the knowledge of the Company, threatened in writing to cancel or terminate its business with, the Company or any of its Subsidiaries.

Section 5.13.          Company Benefit Plans. (a) Schedule 5.13(a) sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including “multiemployer plans” as defined in Section 3(37) of ERISA), and any material stock purchase, stock option, severance, employment, individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (except for (i) employment agreements and offer letters establishing at-will employment without obligating the Company to make any payment or provide any benefit upon termination of employment other than through a plan, program, policy, arrangement or agreement listed on Schedule 5.13(a), (ii) any standard form employment agreements used outside of the United States and (iii) any statutorily required plan, agreement, program, policy or other arrangement), which are contributed to, sponsored by or maintained by the Company or any of their respective Subsidiaries for the benefit of any current or former employee, officer, director or individual consultant of the Company or its Subsidiaries (each a “Company Benefit Plan”).

(a)              With respect to each Company Benefit Plan, the Company has delivered or made available to SPAC copies of (i) each Company Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, and (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan.

(b)             Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP.

(c)             Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(d)             Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(e)             Neither the Company nor any of its Subsidiaries sponsored, maintained or was required to contribute to, at any point during the six year period prior to the date hereof, any plan subject to Title IV of ERISA or Section 412 or Section 4971 of the Code, including any “multiemployer plan” as defined in Section 3(37) of ERISA.

(f)             Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)) will entitle any current or former employee, officer, director or consultant of the Company or its Subsidiaries to any material payment or benefit or accelerate the time of payment or vesting of any material compensation or benefits, in either case under any Employee Plan.

(g)             Each Company Option and Company RSU was granted, in all material respects, in accordance with the terms of the Company Share Plans and in compliance with all applicable Laws. No Company Option is subject to Section 409A of the Code and, to the knowledge of the Company, each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.

Section 5.14.          Labor Matters. (a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreements with a labor organization. To the knowledge of the Company, none of the Company Employees are represented by any labor organization or works council with respect to their employment with the Company. To the knowledge of the Company, as of the date of this Agreement, there are no activities or proceedings of any labor organization to organize any of the Company Employees and as of the date of this Agreement, there is no, and since January 1, 2019 has been no, material labor dispute or strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company, in each case, pending or threatened.

(b)             Since January 1, 2019, neither the Company nor any of its Subsidiaries has implemented any plant closings or employee layoffs that would implicate the WARN Act.

(c)             Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non- exempt employees, and unemployment insurance, (ii) has not received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since January 1, 2019, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, material labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against the Company or its Subsidiaries.

(d)             As of the date hereof, the Company has not received written notice that any current direct report to the CEO of the Company presently intends to terminate his or her employment within six months after the Closing.

Section 5.15.          Taxes. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)             All material Tax Returns required by Law to be filed by the Company or its Subsidiaries (taking into account any applicable extensions) have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)             All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, and since the date of the Most Recent Balance Sheet neither the Company nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c)        Each of the Company and its Subsidiaries (i)has withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii)to the extent required, has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii)has complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d)        Neither the Company nor any of its Subsidiaries is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved and, to the knowledge of the Company, no such claims have been threatened.

(e)        No written claim has been made and, to the knowledge of the Company, no oral claim has been made, by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Tax in that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(f)        There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries (other than ordinary course extensions of time to file Tax Returns) and no written request for any such waiver or extension is currently pending.

(g)        Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h)        Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)         Except with respect to deferred revenue collected by the Company and its Subsidiaries in the ordinary course of business, neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i)change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii)any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii)installment sale or open transaction disposition made on or prior to the Closing; or (iv)prepaid amount received on or prior to the Closing.

(j)         There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(k)        Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i)under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii)as a transferee or successor or (iii)by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(l)         Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(m)       The Company has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(n)        The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(o)        The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)        The Company is, and has been since its formation, treated as a corporation that is a tax resident of the United States for U.S. federal income tax purposes.

For purposes of this Section 5.15, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or any Subsidiary, if applicable. Other than Sections 5.04, 5.08, 5.09 and 5.13, this Section 5.15 provides the sole and exclusive representations and warranties of the Company in respect of Tax matters.

Section 5.16.          Insurance. As of the date of this Agreement, except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole: (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies.

Section 5.17.          Permits. Each of the Company and its Subsidiaries has all material licenses, approvals, consents, registrations, franchises and permits (the “Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21)) except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to (a) such ownership, lease, operation or conduct or (b) the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have obtained all of the material Permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of the Company and its Subsidiaries as currently conducted. The operation of the business of the Company and its Subsidiaries as currently conducted is not in material violation of, nor is the Company or any of its Subsidiaries in material default or material violation under, any material Permit.

Section 5.18.          Machinery, Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

Section 5.19.          Real Property. (a) The Company or one of its Subsidiaries owns and has good and valid fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens.

(b)        Schedule 5.19 contains a true, correct and complete list, as of the date of this Agreement, of all Real Property including, the address of each Real Property. As of the date hereof, the Real Property identified on Schedule 5.19 comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries as it is currently conducted. Neither the Company nor any Subsidiary of the Company is party to any agreement or option to purchase or sell any Real Property or interest therein

(c)        The Company has made available to SPAC true, correct and complete copies of the material Contracts (including all material modifications, amendments, guarantees, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each Lease and except as would not constitute a Material Adverse Effect, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the Company’s knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) to the knowledge of the Company, each Lease has not been materially amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to the SPAC, (iii) neither the Company nor one of its Subsidiaries has received or given any written notice of material default or material breach under any of the Leases and to the knowledge of the Company, neither the Company nor its Subsidiaries has received oral notice of any material default that has not been cured within the applicable cure period; and (iv) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a material default by the Company or one of its Subsidiaries or, to the Company’s knowledge, the other party thereto.

(d)        Neither the Company nor its Subsidiaries has a written sublease granting any Person the right to use or occupy Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property or any interest therein which is still in effect. Neither the Company nor any of its Subsidiaries is in material default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Real Property. No construction or expansion is currently being performed or is planned for 2021 at any of the Real Properties that is expected to result in liability to the Company or any of its Subsidiaries in excess of $2,500,000 in such calendar year.

Section 5.20.          Intellectual Property and IT Security.

(a)        Schedule 5.20(a) lists all Owned Intellectual Property for which applications have been filed or registrations have been obtained, or which has otherwise been issued, in each case, whether in the United States or internationally (“Registered Intellectual Property”). Each item of Registered Intellectual Property is subsisting and, to the knowledge of the Company, all issuances and registrations included therein are valid and enforceable. All necessary registration, maintenance, renewal, and other relevant fees due through the Closing Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities (including domain name registrars) in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Registered Intellectual Property in full force and effect. The Company or one of its Subsidiaries (A) solely and exclusively owns all Owned Intellectual Property and (B) has the right to use pursuant to a written license, sublicense, agreement or permission, all other Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as currently conducted and as presently contemplated to be conducted (“Licensed Intellectual Property”). The Company Intellectual Property (in the case of Licensed Intellectual Property, when used within the scope of the applicable license), constitutes all of the Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct the business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect, none of the Owned Intellectual Property or, to the knowledge of the Company, any other Intellectual Property exclusively licensed to the Company or any of its Subsidiaries, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of a dispute that adversely restricts the use, transfer, registration, or licensing of, or adversely affects the validity or enforceability of any such Intellectual Property.

(b)        Except as would not reasonably be expected to have a Material Adverse Effect (i) the conduct and operation of the business of the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and have not infringed upon, misappropriated or otherwise violated any material Intellectual Property rights of any Person; and (ii) to the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating or, since January 1, 2019, has infringed upon, misappropriated, or otherwise violated any Owned Intellectual Property or, to the knowledge of the Company, any other Intellectual Property used in the operation of the business of the Company and its Subsidiaries. No such claims have been made against any Person by the Company or any of its Subsidiaries. The Company and its Subsidiaries (i) are not the subject of any pending or, to the knowledge of the Company, threatened Actions and (ii) have not received from any Person at any time after January 1, 2018 any written notice (A) alleging that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating or has infringed upon, misappropriated, or otherwise violated, any Intellectual Property rights of any Person or (B) challenging the ownership, use, validity or enforceability of any Owned Intellectual Property and, to the knowledge of the Company, there are no facts or circumstances that would form the basis for any such claim or challenge.

(c)        Except as would not reasonably be expected to have a Material Adverse Effect (i) the Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain: (A) the sole ownership, confidentiality and value of their material Owned Intellectual Property (including, through valid copies of the Company’s form Confidential Information and Invention Assignment Agreement (a complete and correct copy of which has been made available to Buyer) executed by each of the Company’s and its Subsidiaries’ respective former and current employees, consultants and independent contractors, (x) in each case who are or were engaged in creating or developing material Owned Intellectual Property for the Company or its Subsidiaries, pursuant to which such Person presently assigned to the Company or its Subsidiaries all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company or its Subsidiaries in the course of such Person’s employment or retention thereby and agreed not to use, or disclose in violation of any prior obligation, any Intellectual Property of any third party (including any former employer), in the course of such Person’s employment or retention thereby and (y) pursuant to which each Person has agreed to hold all Trade Secrets of or held by the Company and its Subsidiaries in confidence both during and after such Person’s employment or retention thereby ((x) and (y) collectively, the “Personnel IP Agreements”) and (B) the security, confidentiality, value, operation and integrity of their IT Systems and Software (and all data stored therein or transmitted thereby); (ii) to the knowledge of the Company, no former or current employee, consultant, or independent contractor is in material breach of any Personnel IP Agreement; (iii) no Trade Secret that is material to the business of the Company or any of its Subsidiaries has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a non-disclosure agreement adequately restricting the disclosure and use of such Intellectual Property; (iv) to the knowledge of the Company, no Software owned or used by the Company or any of its Subsidiaries incorporates or uses any “open source” or similar Software in a manner that (1) requires the contribution, licensing or disclosure to any third party of any portion of the Company’s proprietary source code or, to the knowledge of the Company, any source code which is otherwise developed, licensed, distributed, used or otherwise exploited by or for the Company or any of its Subsidiaries; or (2) would otherwise diminish, require the grant of a license under, or transfer the rights of ownership in any Owned Intellectual Property; (v) except for employees, consultants and other independent contractors engaged by the Company or any of its Subsidiaries in the ordinary course of business under written confidentiality agreements, no other Person has any right to access, possess, or have disclosed or, to the knowledge of the Company, actually possesses any source code owned by the Company or its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries is a party to (or is obligated to enter into) any source code escrow Contract or any other Contract requiring the deposit of any source code or related materials for any Software and (vii) the Company and each of its Subsidiaries have complied and are in compliance with all terms and conditions of all relevant licenses for “open source” or similar Software used in the operation of the business of the Company and its Subsidiaries.

(d)        Except as would not reasonably be expected to have a Material Adverse Effect (i) the Company or one of its Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all IT Systems used in connection with their business as currently conducted; (ii) the Company has implemented and maintained adequate back-up and disaster recovery arrangements for the continued operation of their businesses in the event of a failure of its IT Systems that are, in the reasonable determination of the Company, in accordance with standard industry practice; (iii) to the knowledge of the Company, the Company’s Software is free of any malicious or disabling Software including viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants (“Malware”) or material vulnerabilities, which may be used to gain access to, materially alter, delete, destroy or disable any of its or any third party’s IT Systems or Software or which may in other ways cause damage to or abuse such IT Systems or Software; and (iv) the Company has taken commercially reasonable efforts to ensure that its Software is free from such Malware or material vulnerabilities.

(e)        No funding, facilities, or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to create any material Company Intellectual Property where, as a result, such entity has any rights, title or interest in or to such Intellectual Property.

(f)         Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and, to the knowledge of the Company, any Person acting for or on the Company’s behalf have, since January 1, 2019 through and including the date of this Agreement, at all times materially complied with (A) all applicable Privacy Laws, (B) all of the Company’s published policies and notices regarding Personal Information, and (C) all of the Company’s contractual obligations with respect to Personal Information; (ii) as of the date hereof, the Company has policies, procedures and systems for receiving and responding to requests from individuals concerning their Personal Information that the Company reasonably considered to be adequate; (iii) the Company has implemented and maintained reasonable and appropriate technical and organizational safeguards, consistent in all material respects with practices in the industry in which the Company operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure and the Company has taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Company has implemented and maintained the same; (iv) to the Company’s knowledge, any third party who has provided Personal Information to the Company has done so in compliance in all material respects with applicable Privacy Laws, including providing any notice and obtaining any consent required; (v) to the knowledge of the Company, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or collected, used or processed by or on behalf of the Company and the Company has not provided or been legally required to provide any notices to any Person in connection with a disclosure of Personal Information, other than those the result of which did not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole; and (vi) the Company has not received any written notice of any claims of or investigations or inquiries related to, or been charged with, the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information, and to the Company’s knowledge, there are no facts or circumstances that could reasonably form the basis of any such notice or claim.

Section 5.21.          Environmental Matters. Except as would not constitute a Material Adverse Effect:

(a)        the Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Environmental Laws, which includes compliance with all Permits required under applicable Environmental Laws;

(b)        the Company and its Subsidiaries hold all material Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in compliance with the applicable Environmental Laws; and

(c)        there are no written claims or notices of violation pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor is there any basis for any such claims or notices.

Other than Sections 5.04, 5.05, 5.08, 5.09, 5.12 and 5.16, this 5.21 provides the sole and exclusive representations and warranties of the Company in respect of environmental matters, including any and all matters arising under Environmental Laws.

Section 5.22.          Absence of Changes. (a) Since the date of the Most Recent Balance Sheet, no Material Adverse Effect has occurred.

(b)        Since the date of the Most Recent Balance Sheet, except (i) as set forth on Schedule 5.22(b), (ii) for any actions taken in response to COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.

Section 5.23.          Brokers’ Fees. (a) No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 5.24.          Related Party Transactions. Except for the Contracts set forth on Schedule 5.24, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company or, to the Company’s knowledge, any Affiliate of any of them, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by the Company or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements) and (c) amounts paid pursuant to Company Benefit Plans.

Section 5.25.          Registration Statement and Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Registration Statement or Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to SPAC’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Article 6
Representations and Warranties of SPAC Parties

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by SPAC prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.04 (Litigation and Proceedings); Section 6.06 (Financial Ability; Trust Account); Section 6.10 (Tax Matters); and Section 6.11 (Capitalization)), each SPAC Party represents and warrants to the Company as follows:

Section 6.01.          Corporate Organization. Each of SPAC and Merger Sub is duly incorporated and is validly existing as a corporation, in good standing under the Laws of Delaware and has the requisite power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each of the SPAC Parties previously delivered by SPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the SPAC Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the SPAC Parties is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the SPAC Parties to enter into this Agreement or consummate the transactions contemplated hereby.

Section 6.02.          Due Authorization. (a) Each of the SPAC Parties has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of approval of the SPAC Stockholder Matters by the SPAC Stockholders, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Plan of Merger and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of the applicable SPAC Party and, except for approval of the SPAC Stockholder Matters by the SPAC Stockholders, no other corporate proceeding on the part of any SPAC Party is necessary to authorize this Agreement or such Transaction Agreements or any SPAC Party’s performance hereunder or thereunder. By SPAC’s execution and delivery hereof, it has provided all approvals on behalf of equityholders of Merger Sub required for the transactions contemplated hereby. This Agreement has been, and each such Transaction Agreement to which such SPAC Party will be party, duly and validly executed and delivered by such SPAC Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such SPAC Party will be party, will constitute a legal, valid and binding obligation of such SPAC Party, enforceable against each SPAC Party in accordance with its terms, subject to the Enforceability Exceptions.

(b)        Assuming a quorum is present at the Special Meeting, as adjourned or postposed, the only votes of any of SPAC’s capital stock necessary in connection with the entry into this Agreement by SPAC, the consummation of the transactions contemplated hereby, including the Closing, and the approval of the SPAC Stockholder Matters are as set forth on Schedule 6.02(b).

(c)        At a meeting duly called and held, the board of directors of SPAC has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of SPAC’s stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of SPAC approval of the transactions contemplated by this Agreement.

(d)        To the knowledge of SPAC, the execution, delivery and performance of any Transaction Agreement by any party thereto, other than any SPAC Party or the Company and any of its Affiliates, do not and will not conflict with or result in any violation of any provision of any applicable Law or Governmental Order applicable to such party or any of such party’s properties or assets.

Section 6.03.          No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any SPAC Party is a party by such SPAC Party and, upon receipt of approval of the SPAC Stockholder Matters by the SPAC Stockholders, the consummation of the transactions contemplated hereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents or any organizational documents of any Subsidiaries of SPAC, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to SPAC, any Subsidiaries of SPAC or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SPAC or any Subsidiaries of SPAC is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC or any Subsidiaries of SPAC, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the SPAC Parties to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of the SPAC Parties is a party, as applicable.

Section 6.04.          Litigation and Proceedings. There are no pending or, to the knowledge of SPAC, threatened, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations, in each case, against any SPAC Party, or otherwise affecting any SPAC Party or their respective assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the SPAC Parties to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of the SPAC Parties is a party, as applicable. There is no unsatisfied judgment or any open injunction binding upon any SPAC Party which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the SPAC Parties to enter into and perform its obligations under this Agreement or any Transaction Agreement to which any of the SPAC Parties is a party, as applicable.

Section 6.05.          Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any SPAC Party with respect to the execution or delivery of this Agreement by each SPAC Party or any Transaction Agreement to which any of the SPAC Parties is a party, as applicable, or the consummation of the transactions contemplated hereby or thereby, except for applicable requirements of the HSR Act, Securities Laws and the NYSE.

Section 6.06.          Financial Ability; Trust Account. (a) As of the date hereof, there is at least $2,070,000,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated July 29, 2020, by and between SPAC and the Trustee on file with the SEC Reports of SPAC as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC Organizational Documents and SPAC’s final prospectus filed with the SEC on July 31, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since July 29, 2020, SPAC has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and, as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. To SPAC’s knowledge, as of the date hereof, following the Effective Time, no stockholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of SPAC Class A Common Stock for redemption pursuant to the SPAC Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of SPAC who shall have elected to redeem their shares of SPAC Class A Common Stock pursuant to the SPAC Stockholder Redemption or the underwriters of SPAC’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b)             As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

(c)             As of the date hereof, SPAC does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 6.07.          Brokers’ Fees. Except fees described on Schedule 6.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by SPAC or any of its Affiliates, including the Sponsors.

Section 6.08.          SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities. (a) SPAC has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since July 29, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No SPAC Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b)             SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To SPAC’s knowledge, such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(c)             SPAC has established and maintained a system of internal controls. To SPAC’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP.

(d)             There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)             Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(f)            To the knowledge of SPAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.09.          Business Activities. (a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

(b)             SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)             Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03) or as set forth on Schedule 6.09(c), no SPAC Party is, and at no time has been, party to any Contract with any other Person that would require payments by any SPAC Party in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03) and Contracts set forth on Schedule 6.09(c)).

(d)             There is no liability, debt or obligation against SPAC or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet as of September 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of September 30, 2020 in the ordinary course of the operation of business of SPAC and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole), (iii) disclosed in the Schedules or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

Section 6.10.          Tax Matters. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)             All material Tax Returns required by Law to be filed by SPAC (taking into account any applicable extensions) have been filed , and all such Tax Returns are true, correct and complete in all material respects.

(b)             All material amounts of Taxes due and owing by SPAC have been paid, other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.

(c)             SPAC (i) has withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) to the extent required, has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) has complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d)             SPAC has not engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. SPAC has not received any written notice from any Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved and, to the knowledge of SPAC, no such claims have been threatened.

(e)             No written claim has been made and, to the knowledge of SPAC, no oral claim has been made, by any Governmental Authority in a jurisdiction where SPAC does not file a Tax Return that SPAC is or may be subject to Tax in that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(f)            There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of SPAC (other than ordinary course extensions of time to file Tax Returns) and no written request for any such waiver or extension is currently pending.

(g)             Neither SPAC nor any predecessor thereof has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h)             SPAC has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)            There are no Liens with respect to Taxes on any of the assets of SPAC, other than Permitted Liens.

(j)            SPAC does not have material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(k)             SPAC is not a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(l)            Except with respect to deferred revenue collected by the SPAC in the ordinary course of business, the SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing” agreement with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) prepaid amount received on or prior to the Closing.

(m)             SPAC has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(n)             All of the equity interests in Merger Sub are owned by SPAC, and Merger Sub is, and has been since formation, a corporation for U.S. federal income tax purposes. Merger Sub was newly formed solely to effect the Merger and it will not conduct any business activities or other operations of any kind (other than administrative or ministerial activities) prior to the Merger.

(o)             SPAC has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 6.11.          Capitalization. (a) The authorized capital stock of SPAC consists of 501,000,000 shares of capital stock, including (i) 400,000,000 shares of SPAC Class A Common Stock, (ii) 100,000,000 shares of SPAC Class B Common Stock and (iii) 1,000,000 shares of SPAC Preferred Stock of which (A) 207,000,000 shares of SPAC Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 51,750,000 shares of SPAC Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of SPAC Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of SPAC Common Stock and SPAC Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain SPAC Common Stock held by the Sponsors. As of the date hereof, SPAC has issued 41,400,000 public SPAC Warrants and 42,850,000 private placement SPAC Warrants, in each case, that entitle the holder thereof to purchase SPAC Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b)             Immediately prior to the closing of the transactions contemplated by the Subscription Agreements and the completion of the Merger, the authorized capital stock of SPAC will consist of 15,010,000,000 shares of capital stock, including (i) 15,000,000,000 shares of SPAC Class A Common Stock, and (ii) 10,000,000 shares of SPAC Preferred Stock of which SPAC has committed to issue 166,666,667 shares of SPAC Class A Common Stock to the PIPE Investors and to issue 51,750,000 shares of SPAC Class A Common Stock upon the conversion of SPAC’s Class B Common Stock in accordance with the Sponsor Letter Agreement and SPAC will have up to 85,750,000 SPAC Warrants issued and outstanding, of which up to 44,350,000 will be issued to the Sponsor.

(c)             Except for this Agreement, the SPAC Warrants and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPAC Common Stock or the equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as disclosed in the SEC Reports, the SPAC Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s stockholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other equity interests of SPAC. SPAC does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(d)             No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of SPAC representing 35% or more of the combined voting power of the issued and outstanding securities of SPAC.

Section 6.12.          NYSE Stock Market Listing. The issued and outstanding units of SPAC, each such unit comprised of one share of SPAC Class A Common Stock and one-fifth of one SPAC Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CCIV.U”. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CCIV”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CCIV WS”. SPAC is in compliance with the rules of the NYSE and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or SPAC Warrants or terminate the listing of SPAC Class A Common Stock or SPAC Warrants on the NYSE. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Common Stock or SPAC Warrants under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Common Stock from the NYSE or the SEC.

Section 6.13.          PIPE Investment. (a) SPAC has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by SPAC with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to SPAC solely for purposes of consummating the Transactions in the aggregate amount of $2,500,000,000 (the “PIPE Investment Amount”). To the knowledge of SPAC, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC. Each Subscription Agreement is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, each PIPE Investor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. There are no other agreements, side letters, or arrangements between SPAC and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to SPAC the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investors, and, as of the date hereof, SPAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to SPAC, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of any Subscription Agreement and, as of the date hereof, SPAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to SPAC the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(b)             No fees, consideration or other discounts are payable or have been agreed by SPAC or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment or, except as set forth in the Subscription Agreements.

Section 6.14.          Sponsor Agreement. SPAC has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC. The Sponsor Agreement is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of the Sponsor Agreement.

Section 6.15.          Related Party Transactions. Except as described in the SEC Reports or in connection with the PIPE Investment, there are no transactions, Contracts, side letters, arrangements or understandings between any SPAC Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such SPAC Party.

Section 6.16.          Investment Company Act. Neither the SPAC nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.17.          SPAC Stockholders. Other than existing shareholders of the Company, no foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the Transaction such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company post-Closing as a result of the Transaction.

Section 6.18.          Registration Statement and Proxy Statement. At the Effective Time, the Registration Statement, and when first filed in accordance with Rule 424(b) or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement is first mailed to SPAC Stockholders, and at the time of the Special Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement or Proxy Statement in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement.

Section 6.19.          Opinion of Financial Advisors. The board of directors of SPAC has received the opinion of Guggenheim Securities, LLC, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other conditions contained therein, the Equity Value is fair, from a financial point of view, to SPAC.

Article 7
Covenants of the Company

Section 7.01.          Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement, set forth on Schedule 7.01 or consented to by SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken, that relates to, or arises out of, COVID-19 shall be deemed to be in the ordinary course of business). Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company or any of its Subsidiaries from taking or failing to take any action, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such actions or failure to take such actions shall serve as a basis for SPAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied. Without limiting the generality of the foregoing, except as contemplated by this Agreement, as set forth on Schedule 7.01, as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a)              change or amend the Company Articles of Association or other organizational documents of the Company, except as otherwise required by Law;

(b)              make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiaries of the Company;

(c)              enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into such agreements in the ordinary course of business;

(d)              (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares or any other equity or voting securities of the Company or any of its Subsidiaries or (ii) issue or grant any options, warrants or other rights to purchase or obtain any shares or any other equity or voting securities of the Company, other than (A) issuances of Company Options or Company RSUs in connection with new hires or to existing employees, in each case pursuant to a Company Share Plan or (B) issuances of Company Common Shares upon the exercise of Company Options or Company Warrants, in each case, that are outstanding on the date of this Agreement;

(e)              sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any Intellectual Property or material assets, rights or properties of the Company and its Subsidiaries, taken as a whole, other than the sale or license of Software, goods and services to customers, or the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgement to be obsolete or no longer be material to the business of the Company and its Subsidiaries, in each case, in the ordinary course of business;

(f)              (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $2,000,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to the Company and its Subsidiaries any confidentiality or similar Contract to which the Company or any of its Subsidiaries are a party;

(g)              directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof other than in the ordinary course of business;

(h)              make any loans or advance any money or other property to any Person, except for (i) advances in the ordinary course of business to employees or officers of the Company or any of its Subsidiaries for expenses not to exceed $1,000,000 in the aggregate, (ii) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business or (iii) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business;

(i)              enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed in subsections (ii), (iii), (viii), (ix) or (x) on Schedule 5.12(a), any lease related to the Leased Real Property, other than entry into such agreements in the ordinary course of business;

(j)              redeem, purchase or otherwise acquire, any shares or stock (as applicable) (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares or stock (as applicable) (or other equity interests) of the Company or any of its Subsidiaries;

(k)              adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares or other equity interests or securities of the Company;

(l)              make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(m)              adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the transactions contemplated by this Agreement);

(n)              make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or enter into any Tax sharing or Tax indemnification agreement (except, in each case, for such agreements that are commercial contracts not primarily relating to Taxes) or similar agreement or take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of the Company or any of its Subsidiaries in a manner that will disproportionately affect SPAC’s stockholders (as compared to the Company’s stockholders) after the Closing;

(o)              take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment;

(p)              directly or indirectly, incur, or modify in any material respect the terms of, any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness (other than Indebtedness under capital leases entered into in the ordinary course of business);

(q)              voluntarily fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

(r)              enter into any transaction or amend in any material respect any existing agreement with any Person that, to the knowledge of the Company, is an Affiliate of the Company or its Subsidiaries (excluding ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of the Company or its Subsidiaries);

(s)              enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business or enter into a new line of business;

(t)              make any capital expenditures that in the aggregate exceed $90,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditures budget for periods following the date hereof, made available to SPAC; or

(u)              enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01.

Section 7.02.          Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to all of their respective properties, books, Contracts, commitments, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that SPAC shall not be permitted to perform any environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 7.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03.          HSR Act and Approvals. (a) In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event the Federal Trade Commission and/or the U.S. Department of Justice is closed or not accepting such filings under the HSR Act (a “Government Closure”), such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. The Company shall (i) use its reasonable best efforts to substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act.

(b)             The Company shall promptly furnish to SPAC copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority, and detail any substantive oral communications between the Company or any of its Affiliates and any Governmental Authority, with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to SPAC an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of SPAC. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, SPAC and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

Section 7.04.          No Claim Against the Trust Account. The Company acknowledges that it has read SPAC’s final prospectus, filed with the SEC on July 31, 2020 and other SEC Reports, the SPAC Organizational Documents, and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by August 3, 2022 (or November 3, 2022 if SPAC has an executed letter of intent, agreement in principle or definitive agreement for a Business Combination by August 3, 2022), SPAC will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its controlled Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 7.04 shall survive the termination of this Agreement for any reason; provided, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 12.13 for specific performance or other injunctive relief. This Section 7.04 shall survive the termination of this Agreement for any reason.

Section 7.05.          Company Shareholder Approval. (a) The Company shall take, in accordance with the CICA, other applicable Law and the Company Articles of Association, all action reasonably necessary to establish a record date (which date shall be mutually agreed with SPAC) for, duly call, give notice of, hold, and convene an extraordinary general meeting of its shareholders (including any permitted adjournment or postponement, the “Company Extraordinary General Meeting”) as promptly as reasonably practicable (but in no event later than 6 Business Days after the Proxy Clearance Date), to consider and vote upon the approval of (i) this Agreement, the Plan of Merger and the Transactions, including the Merger, and (ii) the adjournment of the Company Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve the foregoing (the “Company Shareholder Matters”). Without the prior written consent of SPAC, the Company Shareholder Matters shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the Company’s shareholders at the Company Extraordinary General Meeting, as adjourned or postponed. The Company shall, through the Special Transaction Committee, recommend to the shareholders of the Company and solicit the authorization and approval (as applicable) of the Company Shareholder Matters (the “Company Board Recommendation”). Subject to the immediately following sentence, the Company shall include the Company Board Recommendation in the Company Solicitation Materials. The board of directors of the Company shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation for any reason, unless the board of directors of the Company (or the applicable committee or subgroup thereof) determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. The Company agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Company Extraordinary General Meeting for the purpose of seeking approval of the Company Shareholder Matters shall not be affected by any intervening event or circumstance (including any change, withdrawal, withholding, qualification or modification to the Company Board Recommendation), and the Company agrees to establish a record date for, duly call, give notice of, convene and hold the Company Extraordinary General Meeting and submit for the approval of its stockholders the Company Shareholder Matters, in each case in accordance with this Agreement, regardless of any intervening event or circumstance (including any change, withdrawal, withholding, qualification or modification to the Company Board Recommendation).

(b)             As promptly as practicable after the date of this Agreement, the Company shall prepare the Company Solicitation Materials for the purpose of, among other things, soliciting proxies from the Company’s shareholders at the Company Extraordinary General Meeting in favor of the Company Shareholder Matters. Prior to mailing the Company Solicitation Materials to the Company’s shareholders, the Company will make available to SPAC drafts of the Company Solicitation Materials and any other documents to be mailed to the Company’s shareholders, and any amendment or supplement to the Company Solicitation Materials or such other document and will provide SPAC with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. The Company shall not mail any such documents to Holders without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed). The Company Solicitation Materials will comply as to form and substance with all applicable Law. The Company shall cause the Company Solicitation Materials and the prospectus that forms part of the Registration Statement, to be mailed to its shareholders of record, as of the record date to be established by the board of directors of the Company for the Company Extraordinary General Meeting as promptly as practicable (but in no event later than 1 Business Day except as otherwise required by applicable Law) following the Proxy Clearance Date.

(c)             Notwithstanding anything to the contrary contained in this Agreement, once the Company Extraordinary General Meeting has been called and noticed, the Company will not postpone or adjourn the Company Extraordinary General Meeting without the consent of SPAC, other than (i) for the absence of a quorum, in which event the Company shall postpone the meeting up to three times for up to ten Business Days each time, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Company has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the shareholders of the Company prior to the Company Extraordinary General Meeting, or (iii) a one-time postponement of up to ten Business Days to solicit additional proxies from shareholders of the Company to the extent the Company has determined that such postponement is reasonably necessary to obtain the Company Shareholder Approval.

Section 7.06.          Proxy Solicitation; Other Actions. The Company agrees to use commercially reasonable efforts to provide SPAC as promptly as practicable following the date hereof, (i) audited financial statements, including consolidated balance sheets as of December 31, 2020 and December 31, 2019 and consolidated statements of income and comprehensive income, shareholder’s equity and cash flows, of the Company and its Subsidiaries for the years ended December 31, 2020 and December 31, 2019, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (provided, that such audited financial statements shall not be required to include a signed audit opinion, which signed audit opinion shall be delivered upon the initial filing of the Registration Statement with the SEC), (ii) unaudited financial statements, including consolidated condensed balance sheets and consolidated condensed statements of income and comprehensive income, shareholder’s equity and cash flows, of the Company and its Subsidiaries for each fiscal quarter beginning on or after January 1, 2021 and ending at least 45 days prior to the date on which the Registration Statement is effective, in each case, prepared in accordance with GAAP and Regulation S-X and (iii) auditor’s reports and consents to use such financial statements and reports in the Registration Statement. The Company shall be available to, and the Company and its Subsidiaries shall use commercially reasonable efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, SPAC and its counsel in connection with (A) the drafting of the Registration Statement or Proxy Statement and (B) responding in a timely manner to comments on the Registration Statement or Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Registration Statement or Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

Section 7.07.          Certain Transaction Agreements. Except to the extent provided in writing by SPAC, the Company shall not permit any amendment or modification to be made to any Company Voting and Support Agreement to the extent that such amendment or modification would reasonably be expected to materially and adversely affect the closing of the Transactions. The Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company in each Company Voting and Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement, except to the extent that the vote(s) of the holder(s) of outstanding shares of SPAC Common Stock entitled to vote at the Special Meeting party thereto is reasonably determined by the Company not to be required or necessary in order to obtain approval of the SPAC Stockholder Matters or to the extent that the failure of the Company to enforce such rights would not reasonable be expected to materially and adversely affect the closing of the Transactions. Without limiting the generality of the foregoing, the Company shall give SPAC, prompt written notice: (a) of any breach or default (or any threatened breach or default) by any party to any Company Voting and Support Agreement known to the Company; or (b) of the receipt of any written notice or other written communication from any other party to any Company Voting and Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 7.08.          FIRPTA. At the Closing, the Company shall deliver to SPAC (a) a properly executed certificate in such manner consistent and in accordance with the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and (b) a notice to the IRS (which shall be filed by SPAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 7.09.          Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on Schedule 7.09 to be terminated without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries (as applicable), and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

Article 8

Covenants of SPAC

Section 8.01.          HSR Act and Regulatory Approvals. (a) In connection with the transactions contemplated by this Agreement, SPAC shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event that there is a Government Closure, such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. SPAC shall substantially comply with any Information or Document Requests.

(b)             SPAC shall request early termination of any waiting period under the HSR Act and undertake promptly any and all action required to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)             SPAC shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and, with the prior written consent of the Company, all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or SPAC or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or SPAC and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of SPAC to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article 10.

(d)             SPAC shall promptly furnish to the Company copies of any notices or written communications received by SPAC or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and SPAC shall permit counsel to the Company an opportunity to review in advance, and SPAC shall consider in good faith the views of such counsel in connection with, any proposed written communications by SPAC and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that SPAC shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company. SPAC agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between SPAC and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)             Except as required by this Agreement, SPAC shall not engage in any action or enter into any transaction, that would reasonably be expected to materially impair or delay SPAC’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

Section 8.02.          Indemnification and Insurance.

(a)             From and after the Effective Time, SPAC agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and SPAC and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, SPAC or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective memorandum and articles of association, certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, SPAC shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)            For a period of six years from the Effective Time, SPAC shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall SPAC or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2020; provided, however, that (i) SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.02 shall be continued in respect of such claim until the final disposition thereof.

(c)             SPAC and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 8.02 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of SPAC, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that SPAC, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 8.02 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 8.02 are secondary), (ii) that SPAC, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 8.02 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by SPAC’s, the Company’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 8.02 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d)             Notwithstanding anything contained in this Agreement to the contrary, this Section 8.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on SPAC and the Surviving Entity and all successors and assigns of SPAC and the Surviving Entity. In the event that SPAC or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SPAC or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.02.

Section 8.03.          Conduct of SPAC During the Interim Period. (a) During the Interim Period, except as set forth on Schedule 8.03 or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (i), (ii), (iv), (vii) and (viii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), SPAC shall not and each shall not permit any of its Subsidiaries to:

(i)            change, modify or amend the Trust Agreement, the SPAC Organizational Documents or the organizational documents of Merger Sub;

(ii)            (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, SPAC; (B) split, combine or reclassify any capital stock of, or other equity interests in, SPAC; or (C) other than in connection with the SPAC Stockholder Redemption or as otherwise required by SPAC’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, SPAC;

(iii)            make, change or revoke any material tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax or surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or enter into any Tax sharing or Tax indemnification agreement (except, in each case, for such agreements that are commercial contracts not primarily relating to Taxes) or similar agreement or take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of the Company or any of its Subsidiaries in a manner that will disproportionately affect Company’s stockholders (as compared to the SPAC’s stockholders) after the Closing;

(iv)            take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment;

(v)            enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (x) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi)            waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vii)            incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness; or

(viii)            (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, SPAC or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) issuance of SPAC Class A Common Stock in connection with the exercise of any SPAC Warrants outstanding on the date hereof or (y) issuance of SPAC Class A Common Stock at not less than $10 per share on the terms set forth in the Subscription Agreements or (B) amend, modify or waive any of the terms or rights set forth in, any SPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein.

(b)             During the Interim Period, SPAC shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the SPAC Organizational Documents, the Trust Agreement, the Transaction Agreements and all other agreements or Contracts to which SPAC or its Subsidiaries may be a party.

Section 8.04.          PIPE Investment. Unless otherwise approved in writing by the Company, no SPAC Party shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacements of, any of the Subscription Agreements. SPAC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to SPAC in the Subscription Agreements and otherwise comply with its obligations thereunder, (b) in the event that all conditions in the Subscription Agreements (other than conditions that SPAC or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; (c) confer with the Company regarding timing of the Expected Closing Date (as defined in the Subscription Agreements); (d) deliver notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements; and (e) pursuant to Section 12.13, enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that SPAC or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) SPAC the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, SPAC shall give the Company, prompt written notice: (i) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to SPAC; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) if SPAC does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements. SPAC shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment concurrently with the Closing and shall take all actions required under any Subscription Agreements with respect to the timely issuance and delivery of any physical certificates evidencing the shares of SPAC Class A Common Stock as and when required under any such Subscription Agreements.

Section 8.05.          Certain Transaction Agreements. Unless otherwise approved in writing by the Company, no SPAC Party shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacement of, the Sponsor Agreement. SPAC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to SPAC in the Sponsor Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, SPAC shall give the Company, prompt written notice: (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Agreement known to SPAC; and (b) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 8.06.          Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC or its Subsidiaries by third parties that may be in SPAC’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of SPAC would result in the loss of attorney-client privilege or other privilege from disclosure, SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, records and appropriate officers and employees of SPAC and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC that are in the possession of SPAC, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

Section 8.07.          SPAC Stock Exchange Listing. From the date hereof through the Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on, and for shares of SPAC Class A Common Stock and SPAC Warrants (but, in the case of SPAC Warrants, only to the extent issued as of the date hereof) to be listed on, the Stock Exchange. SPAC shall take all steps reasonably necessary or advisable to cause the shares of SPAC Class A Common Stock to trade under the symbol “LCID” upon the Closing, or under such other symbol as the Company and SPAC may otherwise agree prior to the Closing.

Section 8.08.          SPAC Public Filings. From the date hereof through the Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.09.          Section 16 Matters. Prior to the Effective Time, SPAC shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Class A Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.10.          SPAC Board of Directors. The Company and SPAC shall take all necessary action to cause the board of directors of SPAC as of immediately following the Closing to consist of nine (9) directors who shall be designated as set forth under the Investor Rights Agreement. Upon each individual becoming a director of the board of directors of SPAC, SPAC will enter into customary indemnification agreements with each such director.

Section 8.11.          Incentive Equity Plans. Prior to the Closing Date, SPAC shall approve, and subject to approval of the stockholders of SPAC, adopt, a management incentive equity plan, including an employee stock purchase plan attached as an addendum thereto, in substantially the form attached hereto as Exhibit H (the “Incentive Equity Plan”).

Section 8.12.          Qualification as an Emerging Growth Company. SPAC shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 8.13.          SPAC Charter and Bylaws. Prior to the Effective Time and the closing of the PIPE Investment, SPAC shall (i) subject to obtaining the approval of the SPAC Stockholder Matters, amend and restate the certificate of incorporation of SPAC to be substantially in the form of the SPAC Charter and (ii) amend and restate the bylaws of SPAC to be substantially in the form of the SPAC Bylaws.

Section 8.14.          Domestication. As promptly as practicable following the Closing, unless otherwise agreed by SPAC and the Company, SPAC shall cause the Company to domesticate as a Delaware corporation in accordance with the DGCL and the CICA.

Article 9

Joint Covenants

Section 9.01.          Support of Transaction. Without limiting any covenant contained in Article 7 or Article 8, including the obligations of the Company and SPAC with respect to the notifications, filings, reaffirmations and applications described in Section 7.03 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, SPAC and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of SPAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that, the Company shall not be required to seek any such required consents or approvals of third party counterparties to Material Contracts with the Company or its Subsidiaries to the extent such Material Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writing by the Company and SPAC, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article 10 or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall SPAC, Merger Sub, the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions. Without breach of any representation, warranty, covenant or agreement of the Company under this Agreement or the Confidentiality Agreement and notwithstanding anything to the contrary contained herein or therein, the Company or any of its Subsidiaries may, following consultation with SPAC in good faith, purchase and/or sell (but may not redeem (including through the SPAC Stockholder Redemption)) shares of SPAC Class A Common Stock at any time prior to the Closing; provided that, the Company shall cause all shares so acquired that are owned by the Company or any of its Subsidiaries as of the record date established pursuant to Section 9.02(e) to be voted in favor of each of the SPAC Stockholder Matters.

Section 9.02.          Registration Statement; Proxy Statement; SPAC Special Meeting.

(a)             Registration Statement; Proxy Statement. As promptly as practicable after the date of this Agreement, SPAC and the Company shall, in accordance with this Section 9.02(a), prepare, and SPAC shall file with the SEC, (i) in preliminary form, a proxy statement in connection with the Transactions (as amended or supplemented, the “Proxy Statement”) to be filed as part of the Registration Statement and to be sent to the stockholders of SPAC in advance of the Special Meeting, for the purpose of, among other things: (A) providing SPAC’s stockholders with the opportunity to redeem shares of SPAC Class A Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “SPAC Stockholder Redemption”); and (B) soliciting proxies from holders of SPAC Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the issuance of shares of SPAC Class A Common Stock in connection with (x) the Merger (including as may be required under the NYSE) and (y) the PIPE Investment; (3) the amendment and restatement of the Certificate of Incorporation in the form of the SPAC Charter attached as Exhibit A hereto; (4) the approval of the adoption of the Incentive Equity Plan; (5) the election of the directors constituting the board of directors of SPAC; (6) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto; (7) any other proposals the Parties agree are necessary or desirable to consummate the Transactions; and (8) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “SPAC Stockholder Matters”) and (ii) the Registration Statement, in which the Proxy Statement will be included as a prospectus. Without the prior written consent of the Company, the SPAC Stockholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC’s stockholders at the Special Meeting, as adjourned or postponed. SPAC and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective representatives in the preparation of the Registration Statement and Proxy Statement. The Registration Statement and Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and Exchange Act, as applicable, and the rules and regulations thereunder. SPAC shall (I) have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and keep the Registration Statement effective as long as is necessary to consummate the Merger, (II) file the definitive Proxy Statement with the SEC, (III) cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of SPAC in accordance with Section 9.02(e), as promptly as practicable (but in no event later than three (3) Business Days except as otherwise required by applicable Law) following the effective date of the Registration Statement (such date, the “Proxy Clearance Date”) and (IV) promptly (and in no event later than the fifth (5th) Business Day following the date of this Agreement) commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.

(b)             Prior to filing with the SEC, SPAC will make available to the Company drafts of the Registration Statement, Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement, Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. SPAC shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company promptly after it receives notice thereof, of: (A) the time when the Registration Statement and Proxy Statement has been filed; (B) the time when the Registration Statement has been declared effective under the Securities Act; (C) the filing of any supplement or amendment to the Registration Statement or Proxy Statement; (D) any request by the SEC for amendment of the Registration Statement or Proxy Statement; (E) any comments from the SEC relating to the Registration Statement or Proxy Statement and responses thereto; and (F) requests by the SEC for additional information. SPAC shall respond to any SEC comments on the Registration Statement and Proxy Statement as promptly as practicable (and in any event within 10 Business Days following receipt by SPAC of any such SEC comments except to the extent due to the failure by the Company to timely provide information required to respond to such SEC comments); provided, that prior to responding to any requests or comments from the SEC, SPAC will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(c)             If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement or Proxy Statement so that the Registration Statement or Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, SPAC shall, subject to Section 9.02(b), promptly file an amendment or supplement to the Registration Statement and Proxy Statement containing such information. If, at any time prior to the Closing, the Company or SPAC, as applicable, discovers any information, event or circumstance relating to such Party, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement so that the Registration Statement or Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such Party shall promptly inform the other Party of such information, event or circumstance.

(d)             SPAC shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to promptly provide SPAC with all information concerning the business, management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested by SPAC for inclusion in the Registration Statement and Proxy Statement.

(e)             SPAC Special Meeting. SPAC shall, prior to or as promptly as practicable following the Proxy Clearance Date (and in no event later than the date the Proxy Statement is required to be mailed in accordance with Section 9.02(a)), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting. SPAC shall convene and hold a meeting of SPAC’s stockholders, for the purpose of obtaining the approval of the SPAC Stockholder Matters (the “Special Meeting”), which meeting shall be held not more than 25 days after the date on which SPAC commences the mailing of the Proxy Statement to its stockholders. SPAC shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of the SPAC Stockholder Matters at the Special Meeting, including as such Special Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the SPAC Stockholder Matters. SPAC shall include the SPAC Board Recommendation in the Proxy Statement. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation for any reason. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the SPAC Stockholder Matters shall not be affected by any intervening event or circumstance, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the SPAC Stockholder Matters, in each case in accordance with this Agreement, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than 15 days: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of SPAC has determined in good faith is required by applicable Law is disclosed to SPAC’s stockholders and for such supplement or amendment to be promptly disseminated to SPAC’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of SPAC Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the SPAC Stockholder Matters; or (iv) only with the prior written consent of the Company, for purposes of satisfying the condition set forth in Section 10.03(c) hereof; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 9.03.          Exclusivity. (a) During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than SPAC and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(a). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b)             During the Interim Period, SPAC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(b). SPAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 9.04.          Tax Matters.

(a)             Notwithstanding anything to the contrary contained herein, SPAC shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. SPAC shall, at its own expense, timely file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.

(b)             For U.S. federal (and, as applicable, state and local) income tax purposes , (i) each of the Parties intends that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder and (ii) each of the Parties intends that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) (collectively, the “Intended Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c)             Each of SPAC and the Company shall (and shall cause its respective Subsidiaries and Affiliates to) use its reasonable best efforts to (i) cause the Merger to qualify for the Intended Tax Treatment and (ii) not take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Merger from so qualifying for the Intended Tax Treatment.

Section 9.05.          Confidentiality; Publicity. (a) SPAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, SPAC shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Confidential Information (as defined in the Confidentiality Agreement); provided, that, SPAC provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof.

(b)             None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case SPAC or the Company, as applicable, shall use their reasonable best efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 9.05, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 7.02 and this Section 9.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 9.05(b), nothing herein shall modify or affect SPAC’s obligations pursuant to Section 9.02.

Section 9.06.          Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

Section 9.07.          Stockholder Litigation. SPAC shall notify the Company promptly in connection with any threat to file, or filing of, an Action related to this Agreement or the Transaction by any of its shareholders or holders of any SPAC Warrants against any of the SPAC Parties or against any of their respective directors or officers (any such action, a “Stockholder Action”). SPAC shall keep the Company reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Stockholder Action. SPAC shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, the defense of any such litigation, to give due consideration to the Company’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, SPAC shall bear all costs of investigation and all defense and attorneys’ and other professionals’ fees and all settlement payments related to such Stockholder Action incurred by SPAC (“Stockholder Action Expenses”).

Article 10
Conditions to Obligations

Section 10.01.        Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)             HSR Approval. The applicable waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated.

(b)             No Prohibition. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c)             Net Tangible Assets. SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the SPAC Stockholder Redemption.

(d)             SPAC Stockholder Approval. The approval of the SPAC Stockholder Matters shall have been duly obtained in accordance with the DGCL, the SPAC Organizational Documents and the rules and regulations of NYSE.

(e)             Company Shareholder Approval. The Company Shareholder Approval shall have been duly obtained in accordance with the CICA and the Company Articles of Association.

(f)              Stock Exchange Listing Requirements. The shares of SPAC Common Stock contemplated to be listed pursuant to this Agreement shall have been listed on the Stock Exchange and shall be eligible for continued listing on the Stock Exchange immediately following the Closing (as if it were a new initial listing by an issuer that had never been listed prior to Closing).

(g)             Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.

Section 10.02.        Additional Conditions to Obligations of SPAC Parties. The obligations of the SPAC Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)             Representations and Warranties. (i) Each of the representations and warranties of the Company contained in Section 5.01 (Corporate Organization of the Company), Section 5.03 (Due Authorization), Section 5.06(a) (Current Capitalization) and Section 5.23 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)            The representations and warranties of the Company contained in Section 5.22(a) (No Material Adverse Effect) shall be true and correct in all respects as of the Closing Date.

(iii)            Each of the representations and warranties of the Company contained in Article 5 (other than the Specified Representations and the representations and warranties of the Company contained in Section 5.22(a)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)             Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)             Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

Section 10.03.        Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)             Representations and Warranties. (i) Each of the representations and warranties of the SPAC Parties contained in Article 6 (other than the representations and warranties of the SPAC Parties contained in Section 6.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)            The representations and warranties of the SPAC Parties contained in Section 6.11 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b)             Agreements and Covenants. The covenants and agreements of the SPAC Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)             Available Closing SPAC Cash. The Available Closing SPAC Cash shall not be less than $2,800,000,000.

(d)             Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.

(e)             Sponsor Agreement. Each of the covenants of the Sponsor required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and none of the Sponsors shall have threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that the Company is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.

Section 10.04.        Frustration of Conditions. None of the SPAC Parties or the Company may rely on the failure of any condition set forth in this Article 10 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 9.01.

Article 11
Termination/Effectiveness

Section 11.01.        Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)             by written consent of the Company and SPAC;

(b)             prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date SPAC provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, as applicable) after receipt by the Company of notice from SPAC of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before October 22, 2021 (the “Termination Date”); provided, that if any Action for specific performance or other equitable relief by the Company with respect to this Agreement, any other Transaction Agreement or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is 30 days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement (the “Extended Termination Date”) or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that, the right to terminate this Agreement under subsection (i) or (ii) shall not be available if SPAC’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c)             prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any SPAC Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by such SPAC Party through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, as applicable) after receipt by SPAC of notice from the Company of such breach, but only as long as SPAC continues to exercise such commercially reasonable efforts to cure such Terminating SPAC Breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d)             by written notice from either the Company or SPAC to the other if the approval of the SPAC Stockholder Matters by the SPAC Stockholders is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that, the right to terminate this Agreement under this Section 11.01(d) shall not be available to SPAC if, at the time of such termination, SPAC is in breach of Section 9.02; or

(e)             by written notice from SPAC to the Company if the Company Shareholder Approval is not obtained at the Company Extraordinary General Meeting (subject to any adjournment, postponement or recess of the meeting).

Section 11.02.        Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 7.04 (No Claim Against the Trust Account), Section 9.05 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and Article 12 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article 12
Miscellaneous

Section 12.01.      Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02.      Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)         If to SPAC or Merger Sub to:

Churchill Capital Corp. IV

640 Fifth Avenue, 12th Floor

New York, NY 10019

Attn: Michael S. Klein

Email: Michael.klein@mkleinandcompany.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Michael J. Aiello

Matthew Gilroy

Email: michael.aiello@weil.com

matthew.gilroy@weil.com

(b)        If to the Company or the Surviving Entity, to:

Atieva, Inc., d/b/a Lucid Motors

7373 Gateway Blvd.

Newark, CA 94560

Attn: Peter Rawlinson, CEO

Jonathan Butler, General Counsel

Email: PeterRawlinson@lucidmotors.com

JonathanButler@lucidmotors.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell, LLP

450 Lexington Avenue

New York, NY 10017

Attn: Lee Hochbaum

Derek Dostal

Emily Roberts

Email: lee.hochbaum@davispolk.com

derek.dostal@davispolk.com

emily.roberts@davispolk.com

or to such other address or addresses as the Parties may from time to time designate in writing. Notwithstanding anything to the contrary, for purposes of obtaining SPAC’s prior written consent pursuant to Section 7.01, an email from Michael Klein expressly consenting to the matter or action in question will suffice. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 12.03.        Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that the Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company so long as the Company remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04.        Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.02(a) and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15.

Section 12.05.        Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, SPAC shall bear and pay at or promptly after Closing, all SPAC Transaction Expenses in an amount not to exceed $128,000,000 in the manner described and as further detailed on Schedule 12.05 and all Company Transaction Expenses. SPAC shall cooperate with the Company and use its best efforts to minimize the amount of SPAC Transaction Expenses incurred prior to the Closing.

Section 12.06.        Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.07.        Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08.        Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 12.09.        Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Investor Non-Disclosure Agreement, dated as of January 12, 2021, between SPAC and the Company (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.10.        Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.

Section 12.11.        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12.        Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the City of New York, Borough of Manhattan, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13.        Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, or the other provisions of this Agreement, SPAC acknowledges and agrees that the Company may, without breach of this Agreement, (i) with respect to any Transaction Agreement to which the Company is a party or a third party beneficiary thereof, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement, (ii) with respect to any Transaction Agreement to which the Company is not a party or a third party beneficiary thereof, be entitled, upon written notice to SPAC, (A) require SPAC to enforce its rights under any such Transaction Agreement through the initiation and pursuit of litigation (including seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement) in the event the counterparty under such Transaction Agreement is in breach of its obligations thereunder, (B) have approval rights over SPAC’s selection of counsel for any such litigation (such approval not to be unreasonably withheld, conditioned or delayed), (C) select a separate counsel, which may be or include Counsel, to participate alongside SPAC’s counsel in any such litigation (at the expense of the Company); provided that such separate counsel shall not be entitled to control or seek court orders on SPAC’s behalf, and/or (D) fund any such litigation and (c) require SPAC to promptly execute, and SPAC hereby agrees to execute and comply with, any and all documents designed to implement or facilitate the execution of the rights contemplated in this sentence.

Section 12.14.        Non-Recourse. Subject in all respect to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement.

Section 12.15.        Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article 12.

Section 12.16.       Acknowledgements. (a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the SPAC Party Representations constitute the sole and exclusive representations and warranties of SPAC and Merger Sub; (iv) except for the Company Representations by the Company and the SPAC Party Representations by the SPAC Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the SPAC Party Representations by the SPAC Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company or as provided in any certificate delivered in accordance with Section 10.02(c), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.16 shall relieve any Party of liability in the case of fraud committed by such Party.

(b)             Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Article 5 or Article 6 (as applicable). Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

CHURCHILL CAPITAL CORP IV

By:	/s/ Jay Taragin
Name: Jay Taragin
Title: Chief Financial Officer

AIR MERGER SUB, INC.

By:	/s/ Jay Taragin
Name: Jay Taragin
Title: Secretary and Treasurer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

ATIEVA, INC.

By:	/s/ Peter Rawlinson
Name: Peter Rawlinson
Title: Chief Executive Officer

[Signature Page to Merger Agreement]